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EXHIBIT 3.7

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            INGEN TECHNOLOGIES, INC.


Pursuant to the provisions of the Georgia Business Corporation Code, the undersigned corporation hereby amends its Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), and for that purpose, submits the following statement:

1. The name of the corporation is: INGEN TECHNOLOGIES, INC.

The articles of incorporation of Ingen Technologies, Inc. (the "Company") are amended as follows:

      (i) Article Three of the Articles of Incorporation is amended by adding the following paragraph to Article Three:

      "At close of business on the Effective Date (as defined below), of filing of these Articles of Amendment with the Georgia Secretary of State, each six hundred (600) shares of the Company's common stock, no par value, (the "Common Stock") issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one
(1) share of Common Stock of the corporation and the authorized shares of this corporation shall remain as set forth in the Articles of Incorporation. No fractional shares shall be issued in connection with the foregoing reverse stock split. To the extent that a shareholder holds a number of shares of Common Stock immediately after the Effective Date that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share. The outstanding Series A Convertible Preferred Stock will not be subject to the reverse stock split. Further the conversion rate of the outstanding Series A Convertible Preferred Stock and the voting rights of the outstanding Series A Convertible Preferred Stock will not adjust as a result of the reverse stock split. The Effective Date of the Amendment shall be August 21, 2008. The effective date for trading purposes of the



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Common Stock may be later than the Effective Date as determined by the FINRA."

      (ii) Following the reverse stock split, Article Three of the Company's Articles of Incorporation shall read as follows:

      3.1 The corporation has the authority to issue not more than:

      (a) Seven Hundred Fifty Million (750,000,000) shares of Common Stock of no par value per share (the "common stock"); and

      (b) Forty Million (40,000,000) shares of preferred stock of no par value per share (the "Preferred Stock") which may be issued in one or more classes or one or more series by the Board of Directors as hereinafter provided.

      3.2 The shares of Common Stock shall be entitled to receive the net assets of the corporation upon dissolution and shall be entitled to one (1) vote per share on all matters and shall be entitled to receive distributions from time to time, from legally available funds, as determined by the board of directors.

      3.3 The shares of Preferred Stock of the corporation may be issued from time to time in one or more classes or one or more series. The Preferred Stock shall have such voting rights, no voting rights, or such special voting rights as the Board of Directors may fix and determine in issuing such stock, and shall have rights to receive cumulative, noncumulative, or partially cumulative dividends as the Board of Directors shall fix and determine. Moreover, the shares of Preferred Stock shall have such other rights and preferences, including, but not limited to redemption, liquidation preference, conversion, and dilution rights as may be allowed under the Georgia Business Corporation Code and set forth by the Board of Directors in writing and filed with the Georgia Secretary of State at the time such class or series is designated.

      3.4 The corporation designates Forty Million (40,000,000) shares of its Preferred Stock as the Series A Convertible Preferred Stock (the "Series A") with the following rights, preferences and limitations.



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      (a) CLASS OR SERIES. The number of shares of Preferred Stock constituting the Series A shall be Forty Million (40,000,000).

      (b) DIVIDENDS. The Series A shall not be entitled to receive any dividends from the corporation.

      (c) REDEMPTION. The corporation shall have the right, but not the obligation to redeem each share of Series A for One Dollar ($1.00) per share.

      (d) LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, each share of Series A shall be entitled to receive from the assets of the corporation One Dollar ($1.00) per share, which shall be paid or set apart before the payment or distribution of any assets of the corporation to the holders of the Common Stock or any other equity securities of the corporation.

      (e) VOTING RIGHTS. Each share of Series A shall be entitled to vote on all matters with the holders of the Common Stock. Each share of Series A shall be entitled to one (1) vote. Further, the holders of the Series A voting as a class shall be entitled to elect one person to serve on the corporation's Board of Directors.

      (f) CONVERSION RIGHTS. Each share of Series A shall be convertible, at the option of the holder thereof and subject to notice requirements of paragraph
(f)(i) below, at any time after the date of issuance of such share into one (1) share of fully paid and non-assessable share of Common Stock.

            (i) Each Series A stockholder who desires to convert into the corporation's Common Stock must provide a 65,day written notice to the corporation of their intent to convert one or more shares of Series A into Common Stock. The corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A to be converted, duly



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endorsed or accompanied by proper instruments of transfer, at the office of the corporation or of any transfer agent, and shall given written notice to the corporation at such office that he elects to convert the same. The corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

The corporation shall reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A.

      (g) DILUTION PROTECTION. The shares of Series shall not be effected by or subject to adjustment following any change to the amount of authorized shares of Common Stock or the amount of Common Stock issued and outstanding caused by any split or consolidation of the corporation's Common Stock.

      (iii) All other provisions of the Articles of Incorporation shall remain in full force and effect.

3. The date of adoption of the amendment by the shareholders was June 30, 2008.

4. The amendment was duly approved by the shareholders in accordance with the provisions of Code Section 14-2-1003.

Date: 6/30/08

                                        INGEN TECHNOLOGIES, INC.


                                        By: /s/ Scott R. Sand
                                            -----------------------------
                                            Name: Scott R. Sand
                                            Title: Chief Executive Officer and
                                            Chairman of the Board of Directors